                               [LETTERHEAD]

                                                                  March 31, 1998

To Our Shareholders:

    Our annual meeting of shareholders will be held this year in Portland, Oregon and you are cordially invited to attend.

Date:      Wednesday, May 13, 1998
Time:      1:30 p.m.
Place:     The Oregon Convention Center
           777 NE Martin Luther King, Jr. Boulevard
           Portland, Oregon

    The official business portion of the meeting will cover the items described in the notice of the annual meeting and the proxy statement that are attached.

    Management will also report on operations and other matters affecting the Company, followed by a question and answer session. After the meeting, officers and directors will be available to visit with shareholders.

    Should you have any questions about any of the matters to be considered at the meeting, we would be happy to hear from you.

                                          Sincerely,

                                                       [SIG]

                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                                         [SIG]

                                          CHAIRMAN

P.S. A significant number of our shareholders own less than 100 shares each.
    Regardless of the number of shares you own, your vote is important. The prompt return of your proxy will save follow-up expenses and assure proper representation at the meeting.

                                   [ADDRESS]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of PACIFICORP:

    The 1998 Annual Meeting of Shareholders of PacifiCorp will be held at The Oregon Convention Center, 777 NE Martin Luther King, Jr. Boulevard, Portland, Oregon, on Wednesday, May 13, 1998, at 1:30 p.m. Pacific Daylight Time, for the following purposes:

     1. to elect four Class II directors, each to serve for a term of three years, and until their successors are duly elected and qualified;

     2. to act on the proposed ratification of the appointment of Deloitte & Touche LLP to serve as independent auditor of the Company for the year 1998; and

     3. to transact such other business as may properly come before the meeting.

    Only shareholders of record at the close of business on March 13, 1998 will be entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. The meeting is subject to adjournment from time to time as the shareholders present in person or by proxy may determine.

    All shareholders who find it convenient to do so are cordially invited to attend the meeting in person.

    Whether or not you plan to attend, please sign, date and return the accompanying form of proxy in the enclosed postage paid return envelope. We shall appreciate your giving this matter your prompt attention.

                                          By Order of the Board of Directors

                                          Sally A. Nofziger
                                          VICE PRESIDENT AND CORPORATE SECRETARY

Portland, Oregon
March 31, 1998

                                   PACIFICORP
                                                                           VWXYZ
                                700 NE MULTNOMAH
                             PORTLAND, OREGON 97232

                                  ------------

                                PROXY STATEMENT

                             ---------------------

    A proxy in the accompanying form is solicited by the Board of Directors of PacifiCorp, an Oregon corporation ("Company"), for use at the meeting of shareholders to be held at The Oregon Convention Center, 777 NE Martin Luther King, Jr. Boulevard, Portland, Oregon, on Wednesday, May 13, 1998, at 1:30 p.m. Pacific Daylight Time, and at any adjournment or adjournments thereof. The approximate date this proxy statement and accompanying proxy card are first being sent to shareholders is March 31, 1998.

    Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. The proxy may be revoked by filing with the Corporate Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date. The proxy may also be revoked by electing to vote in person while in attendance at the meeting in Portland. However, a shareholder who attends the meeting need not revoke the proxy and vote in person, unless so desired.

    The shares represented by each proxy will be voted in accordance with the instructions specified in the proxy, if given. If a signed proxy is returned without instructions, it will be voted for the directors and for approval of Deloitte & Touche LLP as auditor and in accordance with this proxy statement on any other business that may properly come before the meeting. Directors are elected by a plurality of the votes cast by holders of the shares entitled to vote at the Annual Meeting if a quorum is present. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting, but are not counted for any purpose in determining whether a proposal is approved and have no effect on the determination of whether a plurality exists with respect to a given nominee.

    The Company's outstanding voting securities at March 13, 1998 consisted of 297,215,100 shares of Common Stock, 126,533 shares of 5% Preferred Stock, 288,499 shares of Serial Preferred Stock, 1,000,000 shares of $7.70 No Par Serial Preferred Stock and 750,000 shares of $7.48 No Par Serial Preferred Stock, each of which is entitled to one vote on all matters to be presented at the meeting. Only shareholders of record at the close of business on March 13, 1998 will be entitled to notice of and to vote at the meeting and any adjournment thereof. See "Security Ownership of Certain Beneficial Owners and Management" for information concerning beneficial ownership of the Company's stock.

                            1. ELECTION OF DIRECTORS

    The persons named in the proxy will vote your stock for the election of four directors to serve in Class II of the Company's Board of Directors for terms expiring at the Annual Meeting in the year 2001 and until their successors shall be duly elected and qualified. If any of the nominees becomes unavailable for election for any reason (none currently being known), the proxy holders will have discretionary authority to vote pursuant to the proxy for a suitable substitute or substitutes. Each nominee for director to serve in Class II is now serving on the Board. There are no family relationships among the directors and executive officers of the Company.

    The Board of Directors is divided into three classes: Class I, Class II and Class III, each class as nearly equal in number as possible. The directors in each class hold office for three-year terms. The four current Class II directors, whose present terms expire in 1998, are being proposed for election for new three-year terms (expiring in 2001) at this Annual Meeting. The tables that follow include information with respect to each director's business experience for the past five years. See "Security Ownership of Certain Beneficial Owners and Management" for information concerning share ownership of nominees and directors.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THESE NOMINEES.

                NOMINEES FOR ELECTION AT THE 1998 ANNUAL MEETING

                                                                                 DIRECTOR
NAME, AGE, CLASS, PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS                     SINCE
------------------------------------------------------------------------------  -----------
Kathryn A. Braun, 46 (Class II, 2001)                                                 1994
  President and Chief Operating Officer, Personal Storage Division, since
  1997, formerly Executive Vice President, Western Digital Corporation, a
  computer equipment company, Irvine, California, 1978-1997; Director of
  Artisoft, Inc.

Robert G. Miller, 53 (Class II, 2001)                                                 1994
  President and Chief Executive Officer, since 1997, formerly Chairman, Fred
  Meyer, Inc., a retail merchandising company, Portland, Oregon, since 1991;
  Director of SMG II Holdings Corporation.

Alan K. Simpson, 66 (Class II, 2001)                                                  1997
  formerly U.S. Senator, 1979-1996; Director of IDS Mutual Fund Group and
  Biogen, Inc.

Verl R. Topham, 63 (Class II, 2001)                                                   1994
  Senior Vice President and General Counsel of the Company since 1994;
  formerly President, Utah Power & Light Company, 1990-1994; Director of
  Powercor Australia Ltd.

                              DIRECTORS WHOSE TERMS CONTINUE

W. Charles Armstrong, 53 (Class I, 2000)                                              1996
  Consultant, East Sound, Washington; formerly Chief Executive Officer of
  Epitope, Inc., May-November 1997; formerly Chief Executive Officer, Bank of
  America Oregon, 1992-1996; President and Chief Operating Officer, Honfed
  Bank, 1989-1992; Director of Epitope, Inc. and Agritope, Inc.

                                                                                 DIRECTOR
NAME, AGE, CLASS, PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS                     SINCE
------------------------------------------------------------------------------  -----------
Frederick W. Buckman, 52 (Class III, 1999)                                            1994
  President and Chief Executive Officer of the Company, since 1994; formerly
  President and Chief Executive Officer of Consumers Power Company, Jackson,
  Michigan, 1992-1994; Director of Standard Insurance Company, PacifiCorp
  Group Holdings Company and Powercor Australia Ltd.

C. Todd Conover, 58 (Class I, 2000)                                                   1991
  President and Chief Executive Officer, The Vantage Company, a business consulting firm, Los Altos, California, since 1992; formerly General
  Manager, Finance Industry Group, Tandem Computers Incorporated, 1994-1995;
  Director of Blount International, Inc., Tracy Bankshares, Inc. and
  PacifiCorp Group Holdings Company.

Nolan E. Karras, 53 (Class I, 2000)                                                   1993
  President, The Karras Company, Inc., investment advisers, Roy, Utah, since
  1983; formerly Member of Utah House of Representatives, 1981-1990; Speaker
  of the House, 1989-1990; Director of PacifiCorp Group Holdings Company.

Keith R. McKennon, 64 (Class I, 2000)                                                 1990
  Chairman of the Board, since 1994; formerly Chairman (1992-1994) and Chief
  Executive Officer (1992-1993), Dow Corning Corporation, Midland, Michigan;
  Executive Vice President and Director, The Dow Chemical Company, 1990-1992;
  President, Dow Chemical USA, 1987-1990.

Don M. Wheeler, 69 (Class III, 1999)                                                  1989
  Chairman and Chief Executive Officer, ICM Equipment Company, a materials handling and rental services company, Salt Lake City, Utah, since 1996;
  formerly Chairman, Chief Executive Officer, and President and General
  Manager, Wheeler Machinery Company, 1955-1996.

Nancy Wilgenbusch, 50 (Class III, 1999)                                               1986
  President, Marylhurst College, Portland, Oregon, since 1984; Director of
  Federal Reserve Bank, Portland Branch, Cascade Corporation, and Powercor
  Australia Ltd.

Peter I. Wold, 50 (Class III, 1999)                                                   1995
  Partner, Wold Oil & Gas Company, an oil and gas exploration and production company, Casper, Wyoming, since 1981; Director of Federal Reserve Bank of
  Kansas City, Denver Branch.

                           DIRECTOR COMPENSATION AND
                              CERTAIN TRANSACTIONS

    The Company's directors other than officers currently are compensated for their board service by a combination of cash and Company Common Stock under a Non-Employee Directors' Stock Compensation Plan that seeks to increase the community of interest between the Company's shareholders and its directors. Under this plan, non-employee directors of the Company are granted approximately $75,000 worth of the Company's Common Stock every five years. Non-employee directors having fewer than five years of service remaining before reaching retirement age receive stock valued at approximately $15,000 for each remaining year. Stock granted under this plan vests over the five-year period following the grant or shorter period to retirement, and unvested shares are forfeited if the recipient ceases to be a director. The shares are purchased in the market with funds supplied by the Company, and the certificates are then held by the Company until the shares vest. During 1997, an aggregate of 14,355 shares previously granted under the plan vested.

    The Company's directors other than officers currently receive the balance of their compensation in the form of cash. They are paid $16,000 per year plus $750 for each Board or committee meeting attended. Mr. McKennon is paid $155,000 per year in Company Common Stock for his service as Chairman of the Board, plus his $15,000 per year participation in the Non-Employee Directors' Stock Compensation Plan. Members of the Executive Committee and chairs of the other committees of the Board are paid an additional $2,500 per year. Non-employee members of the regional boards are paid $9,000 per year plus $600 for each board or subcommittee meeting attended. Chairs of the subcommittees of those boards receive $750 for each subcommittee meeting attended. See "Regional Boards." In addition, members of the Utah Board who are former directors of Utah Power & Light Company, including Messrs. Peterson and Wheeler, participate in a retirement plan under which they are eligible to receive benefits of $560 per month upon retirement at age 65 or older and certain death benefits.

    During 1997, Messrs. Conover and Karras received $13,000 and $3,250 in directors' fees, respectively, from PacifiCorp Group Holdings Company, formerly known as PacifiCorp Holdings, Inc. ("PGHC"); Dr. Wilgenbusch and Mr. Karras received $15,000 each in directors' fees from Pacific Telecom, Inc. ("Pacific Telecom"), a former subsidiary of the Company, and Dr. Wilgenbusch received $11,250 in directors' fees from Powercor Australia Ltd. ("Powercor").

    Mr. Wheeler was Chairman and Chief Executive Officer of Wheeler Machinery Company, a company engaged in sales and service of large earth-moving and grading equipment, engines and related machinery, until July 1996 when he became Chairman and Chief Executive Officer of ICM Equipment Company ("ICM"). ICM is a materials handling and rental services company serving industrial construction and mining markets in the intermountain area and a former division of Wheeler Machinery Company. Mr. Wheeler continues to serve as a director of Wheeler Machinery Company. In January 1998, the assets of ICM were sold to ICM Equipment Company L.L.C. Mr. Wheeler owns a significant interest in the new company and serves as its Chairman and Chief Executive Officer.

    During 1997, the Company and its subsidiaries purchased equipment and services from Wheeler Machinery Company in the ordinary course of business for a total of approximately $2,011,738. Of this amount, $984,206 was purchased from ICM and $1,027,532 was purchased from Wheeler Machinery Company. Richard E. Wheeler, Mr. Wheeler's brother, is the owner of Wyoming Machinery Company. During 1997, the Company and its subsidiaries purchased equipment and services from Wyoming Machinery Company in the ordinary course of business for a total of approximately $9,988,897. The Company believes that the terms of these transactions were no less favorable to the Company than those available from other parties. Similar purchases have been made by the Company or its predecessors from these companies since 1951.

                                BOARD COMMITTEES

    The Board of Directors is responsible for the overall affairs of the Company. To assist in carrying out its responsibilities, the Board has delegated certain authority to several standing committees. The Board generally appoints members of committees at its Annual Meeting in May of each year. The membership of these committees as of March 31, 1998 is as follows:

EXECUTIVE COMMITTEE             COMMITTEE ON DIRECTORS          AUDIT COMMITTEE
------------------------------  ------------------------------  ------------------------------
Keith R. McKennon*              C. Todd Conover*                Nancy Wilgenbusch*
Frederick W. Buckman            Alan K. Simpson                 Kathryn A. Braun
C. Todd Conover                 Don M. Wheeler                  Nolan E. Karras
Nolan E. Karras                 Peter I. Wold                   Alan K. Simpson
Robert G. Miller                                                Don M. Wheeler
Nancy Wilgenbusch


PERSONNEL COMMITTEE             FINANCE COMMITTEE               PRICING COMMITTEE
------------------------------  ------------------------------  ------------------------------
Nolan E. Karras*                Robert G. Miller*               Frederick W. Buckman
W. Charles Armstrong            W. Charles Armstrong            Verl R. Topham
Kathryn A. Braun                Frederick W. Buckman
Robert G. Miller                C. Todd Conover
Nancy Wilgenbusch               Peter I. Wold

------------------------

 *  Chair

    The Executive Committee held four meetings in 1997. The committee has and may exercise all of the powers of the Board during the intervals between its meetings that may be lawfully delegated, subject to such limitations as may be provided by resolution of the Board.

    The Committee on Directors seeks and recommends specific candidates for directors. In addition, the Committee on Directors reviews and recommends to the Board policies on the qualifications, tenure, compensation and retirement of directors and monitors compliance by individual directors with the policies adopted by the Board. Shareholders who wish to submit names to the Committee on Directors for consideration should do so in writing addressed to the Committee on Directors, c/o Corporate Secretary, PacifiCorp, 700 NE Multnomah, Portland, Oregon 97232. The Committee on Directors held five meetings in 1997.

    The Audit Committee held five meetings in 1997. It nominates the independent auditor of the Company for approval by the Board of Directors and the shareholders, reviews the planned scope and results of the annual audit, confers with the independent auditor and reviews its recommendations with respect to accounting, internal controls and other matters, and confers periodically with accounting officers of the Company. The Audit Committee also reviews assessments of risk within each organizational unit and important regulatory and accounting pronouncements, meets with management and the internal auditors to review the scope and results of internal audit activity, as appropriate, and periodically reviews the adequacy of the Company's accounting and financial personnel resources. The Audit Committee reports the results of its reviews and meetings to the Board.

    The Personnel Committee makes recommendations to the Board on executive compensation plans, approves salaries for officers of the Company and significant compensation and benefit changes, and administers the Long-Term Incentive Plan, the Supplemental Executive Retirement Plan, the Compensation Reduction Plan, the PacifiCorp Stock Incentive Plan and the Executive Severance Plan. The Committee consists of five directors who are not current or former officers or employees of the Company or any of its subsidiaries. The Personnel Committee held six meetings in 1997. See "Personnel Committee Report on Executive Compensation" below.

    The Finance Committee, to the extent authority is delegated to it by the Board with respect to each issuance of securities, approves the final terms of issuance. The committee also consults with appropriate officers of the Company concerning requirements for capital, the condition of the capital markets and the most appropriate means of obtaining capital as needed from time to time. The committee also reviews the general terms of proposed financing when requested by the Chairman of the Board, the President or any Vice President, and reports thereon to the Board. The Board has delegated to the Finance Committee responsibility for review and approval of the Company's interest, currency rate and other hedging arrangements, as well as oversight responsibility with respect to derivative products involving electricity and other commodities. It held seven meetings in 1997.

    The Pricing Committee, to the extent authority is delegated to it by the Board of Directors with respect to each issuance of securities, approves the final terms of issuance within parameters set by the Board. The Pricing Committee also authorizes redemptions of the Company's debt and equity securities in accordance with their terms. The Pricing Committee held one meeting during 1997.

    The Board of Directors held eleven meetings in 1997, and it took action by consent on two occasions. All Board members except Ms. Braun attended at least 75% of the aggregate of the meetings of the Board and the committees of which they were members.

                                REGIONAL BOARDS

    In February 1995, the Board of Directors established the Pacific Board, the Utah Board and the Wyoming Board, each of which has been delegated certain responsibilities relating to the business and operations of the Company in a designated service territory, including review of policies and practices with respect to customer service and strategic planning. Membership of these boards includes persons who are not directors of the Company. In 1997, each of these Boards held four meetings. The Australian Regional Board was organized during 1997 but has not yet held a meeting.

PACIFIC BOARD                   UTAH BOARD                   WYOMING BOARD
------------------------------  ---------------------------  ---------------------------------
John A. Bohling,* Chair         Steven D. Bennion            Deborah Healy Hammons*
William B. Douglas*             John A. Bohling,* Chair      John W. Hay III*
M. K. Felt*                     Nolan E. Karras              Brent R. Kunz*
Michael D. Naumes*              Chase N. Peterson*           Thomas A. Lockhart,* Chair
Linda Shelk*                    Peggy A. Stock*              Maggi Maier Murdock*
Ethel Simon-McWilliams*         Verl R. Topham               Verl R. Topham
Verl R. Topham                  Don M. Wheeler               Peter I. Wold


AUSTRALIAN BOARD
------------------------------
Megan Cornelius*
Grant Latta*
Daniel L. Spalding,* Chair

------------------------

 *  Not a director of the Company

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information as of March 1, 1998 regarding the beneficial ownership of the Company's Common Stock by (i) each director or nominee for director of the Company, (ii) each of the executive officers named in the Summary Compensation Table below, and (iii) all executive officers and directors of the Company as a group. As of March 1, 1998, each of the directors and executive officers identified below and all executive officers and directors of the Company as a group owned less than 0.3% of the Company's Common Stock. No person is known by the Company to be the beneficial owner of more than 5% of any class of the Company's stock.

BENEFICIAL OWNER                                                           NUMBER OF SHARES(1)
-------------------------------------------------------------------------  -------------------
Directors and Nominees
  W. Charles Armstrong...................................................           4,560
  Kathryn A. Braun.......................................................           4,260
  Frederick W. Buckman...................................................         186,985
  C. Todd Conover........................................................          11,567
  Nolan E. Karras........................................................           7,858
  Keith R. McKennon......................................................          45,041
  Robert G. Miller.......................................................           4,286
  Alan K. Simpson........................................................           3,800
  Verl R. Topham.........................................................          69,282
  Don M. Wheeler.........................................................          15,938
  Nancy Wilgenbusch......................................................           9,943
  Peter I. Wold..........................................................           9,071

Nondirector Executive Officers
  John A. Bohling........................................................          51,468
  Richard T. O'Brien.....................................................          47,485
  Dennis P. Steinberg....................................................          55,044

All executive officers and
  directors as a group (26 persons)......................................         815,063

------------------------

(1) Includes ownership of (a) shares held by family members even though beneficial ownership of such shares may be disclaimed, (b) shares granted and subject to vesting as to which the individual has voting but not investment power under individual compensation arrangements or one or more of the stock-based compensation plans of the Company and (c) shares held for the account of such persons pursuant to the Compensation Reduction Plan.

                     2. APPOINTMENT OF INDEPENDENT AUDITOR

    The Board of Directors, on recommendation of the Audit Committee and subject to ratification by shareholders, has appointed Deloitte & Touche LLP to perform an examination of the consolidated financial statements of the Company and its subsidiaries for the year 1998 and to render its opinion thereon.

    Deloitte & Touche LLP is an international accounting firm with substantial experience in public utility accounting matters, an accounting area subject to detailed regulation at both the national and state levels. The firm has acted as independent auditor for PacifiCorp since 1933 and has competent, professionally qualified personnel who are familiar with the history and operations of the Company. Deloitte & Touche LLP follows the established guidelines for periodic rotation of audit personnel for companies that are reporting companies under the Securities and Exchange Act of 1934 (the "Exchange Act"), as amended. The purpose of this planned rotation is to periodically introduce a fresh view of the client's operations without losing the benefits of continuity. The Board of Directors believes that the firm is well qualified to serve as the Company's independent auditor for 1998.

    Representatives of the firm are expected to be present at the Annual Meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                           PERSONNEL COMMITTEE REPORT
                                       ON
                             EXECUTIVE COMPENSATION

    The Personnel Committee of the Board of Directors, which is composed entirely of independent, non-employee directors, is responsible for approving compensation levels for officers of the Company, administering executive compensation plans as authorized by the Board and recommending executive compensation plans and compensation of the Chief Executive Officer to the Board for approval. The Committee is also responsible for approving incentive plans for all employees, salary structure and merit programs for senior management and changes in policy relating to employee benefits. Following is the report of the Personnel Committee describing the components of the Company's executive compensation program and the basis upon which 1997 compensation determinations were made.

                            COMPENSATION PHILOSOPHY

    It is the philosophy of the Company that executive compensation be linked closely to corporate performance and increases in shareholder value. The Company's compensation program has the following objectives:

    - Provide competitive total compensation that enables the Company to attract and retain key executives.

    - Provide variable compensation opportunities that are linked to performance.

    - Establish an appropriate balance between incentives focused on short-term objectives and those encouraging sustained superior earnings performance and increases in shareholder value.

    Qualifying compensation for deductibility under IRC Section 162(m), which limits to $1,000,000 the annual deduction by a publicly held corporation of compensation paid to any executive except with respect to certain forms of incentive compensation that qualify for exclusion, is one of the important factors the Committee considers in designing its incentive compensation arrangements. However, although it is the Committee's intent to design and administer compensation programs that maximize deductibility, the Committee views the objectives outlined above as more important than compliance with the technical requirements necessary to exclude compensation from the deductibility limit of IRC Section 162(m). Nevertheless, the Committee believes that nearly all compensation paid to the executive officers for services rendered in 1997 is deductible.

                        COMPENSATION PROGRAM COMPONENTS

    The Personnel Committee, assisted by its outside consultant, evaluates the total compensation package of executives annually in relation to competitive pay levels. Given the increasingly competitive and complex global environment in which the Company must operate and the competitive marketplace for executive talent required for future success, in 1996 the Company reevaluated its historical practice of using the electric utility industry as its primary market reference point. The Committee decided that, beginning in 1997, it would make the transition over the next few years to a primary focus for its market-based comparisons on the relevant industry for each officer, which may be general industry for certain officer classifications. The Committee took actions in 1997 to align the Company's long-term incentive arrangements more closely with general industry practice for all officer classifications.

    Other than long-term incentives, the Committee utilized the electric utility industry as its exclusive basis for market comparison for positions with a principal focus on electric operations. For positions with a corporate-wide focus, the Committee began the transition toward general industry comparisons by using a weighting of approximately 67% electric utility industry and 33% general industry. Although most of the electric utility companies represented in the performance graph set forth below are part of the Company's comparison group, not all of these companies are considered the Company's competitors for executive talent. For officers with responsibilities outside the electric operations, relevant industry data were used for comparison. In all cases, compensation is targeted at market average levels, with a recognition that compensation greater than market average requires that Company performance exceed the average performance of peer companies.

    The Company's executive compensation programs have three principal elements: base salary, annual incentive compensation and long-term incentive compensation as described below.

BASE SALARIES

    Base salaries and target incentive amounts are reviewed for adjustment at least annually based upon competitive pay levels, individual performance and potential, and changes in duties and responsibilities. Base salary and the incentive target are set at a level such that total annual compensation for satisfactory performance would approximate the midpoint of pay levels in the comparison group used to develop competitive data. In 1997, the base salaries of executive officers were increased, based on market analysis, within a range of 0% to 20% to reflect competitive market changes and changes in the responsibilities of some officers.

ANNUAL INCENTIVES

    All electric operations employees participated in an annual incentive plan during 1997. Awards under the plan were to be earned based upon such factors as Company earnings per share and business unit and individual performance in relation to established objectives. The relative weights of the performance criteria varied among organizational units in accordance with the nature of their operations.

    All corporate officers, including those listed in the Summary Compensation Table, participated in the PacifiCorp Executive Incentive Program ("Executive Incentive Program"). Performance goals included Company earnings per share. All Executive Incentive Program participants may have their incentive awards modified by safety performance and their individual performance, relative to established objectives, as evaluated by their immediate supervisor. Safety is a negative modifier, and individual performance can modify the award between zero and 120%. The maximum award from the Executive Incentive Program for all participants is 150% of their guideline award. Mr. Buckman and other staff officers, including those listed in the Summary Compensation Table, did not receive an award in 1997. While earnings per share exceeded the target established for the year, the Committee has established a policy of excluding unusual or non-recurring gains and losses. After excluding the gains from the disposition of assets in 1997, the earnings per share threshold was not achieved. In future years, the Committee may exclude unusual or non-recurring losses which could result in a payment under the Executive Incentive Program when earnings per share may not appear to have been improved.

LONG-TERM INCENTIVES

    As part of the Committee's comprehensive review of the Company's compensation program in 1996, the Company's outside consultant completed an assessment of the long-term incentive component of the Company's executive compensation program. The results of that assessment indicated that the long-term incentive component of overall compensation was lower than general industry levels and, unlike general industry, did not include stock options. The Committee had been considering the use of stock options to focus executives on stock price appreciation to better prepare the Company for the complex and competitive environment it will face in the future and to better align the Company's pay practices with those of general industry. As an initial step, in 1996, the Board of Directors approved the Stock Incentive Plan. The Stock Incentive Plan, approved by the shareholders in 1997, allows the Board to grant stock options. In June, 1997, stock options were granted to key management employees, including all executive officers, as listed in the Summary Compensation Table. The Committee will discontinue using the current

PacifiCorp Long-Term Incentive Plan ("Long-Term Plan") for future grants of restricted stock beginning in 1998, but intends to make similar awards under the Stock Incentive Plan.

    The Long-Term Plan was established to provide stock-based incentives in the form of annual grants of restricted stock coupled with a requirement that participants invest their own personal resources in the stock of the Company. The objective of the Long-Term Plan has been to align the interests of executive employees with those of shareholders, provide an opportunity to link grant size to achievement of performance and provide a strong compensation element for the retention of key employees.

    The Long-Term Plan provides for grants of restricted stock based on past performance rather than target awards for future performance cycles. The Long-Term Plan provides that the Committee may vary the grants each year based on a subjective assessment of the Company's overall performance in relation to long-term goals and plans. In determining the individuals to whom awards will be made and the amounts of the grants, the Committee considers criteria such as the following: (i) total shareholder return relative to peer companies; (ii) earnings per share growth over time relative to peer companies; (iii) achievement of long-term goals, strategies and plans; and (iv) maintenance of competitive position. Shares awarded under the Long-Term Plan are subject to such terms, conditions and restrictions as may be determined by the Committee to be consistent with the purpose of the Long-Term Plan and the best interests of the shareholders. The restrictions may include stock transfer restrictions and forfeiture provisions designed to facilitate the achievement by participants of specified stock ownership goals. Grants of restricted stock made under the Long-Term Plan in 1995, 1996 and 1997 to the named executive officers are shown in the Summary Compensation Table below.

                  COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    In February 1997, the Board approved a grant of 21,000 shares of restricted stock to Mr. Buckman under the Long-Term Plan based on improvements in the Company's 1996 performance, including expansion of its domestic operations in the eastern United States and the performance of its international operations. In February 1997, the Board also approved the grant to Mr. Buckman of non-qualified stock options for 165,000 shares as part of its effort to motivate and reward stock price appreciation. In 1997, the Board approved a merit and market equity salary increase of 15% and a 5% increase in Mr. Buckman's annual incentive target.

                                          PERSONNEL COMMITTEE

                                          Nolan E. Karras, Chair
                                          W. Charles Armstrong
                                          Kathryn A. Braun
                                          Robert G. Miller
                                          Nancy Wilgenbusch

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
          AMONG THE COMPANY, S&P 500 INDEX AND THE S&P ELECTRIC INDEX

    The following graph provides comparisons of the annual percentage change in the cumulative total shareholder return on the Company's Common Stock, with the cumulative total return of (a) the S&P Electric Index, and (b) the S&P 500 Index. The comparisons assume that $100 was invested on December 31, 1992 in the Company's Common Stock and in each of the foregoing indices and assumes the reinvestment of dividends.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

   COMPARISON OF FIVE YEAR CUMULATIVE TOTAL
                    RETURN

                                                 PacifiCorp    S & P 500  S & P Electrics
1992                                               $ 100.00     $ 100.00         $ 100.00
1993                                               $ 103.78     $ 110.01         $ 112.56
1994                                               $ 103.94     $ 111.51          $ 97.96
1995                                               $ 127.98     $ 153.26         $ 128.28
1996                                               $ 130.70     $ 188.36         $ 127.82
1997                                               $ 182.45     $ 251.12         $ 161.13

PacifiCorp.................................  $  100.00     103.78     103.94     127.98     130.70     182.45
S & P 500..................................  $  100.00     110.01     111.51     153.26     188.36     251.12
S & P Electrics............................  $  100.00     112.56      97.96     128.28     127.82     161.13

                             EXECUTIVE COMPENSATION

    The following table sets forth information concerning compensation for services in all capacities to the Company and its subsidiaries for fiscal years ended December 31, 1997, 1996, and 1995 of the person who was the Chief Executive Officer of the Company during 1997 and the other four most highly compensated executive officers of the Company during 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM
                                           ANNUAL COMPENSATION(1)            COMPENSATION AWARDS
                                   --------------------------------------  -----------------------
                                                                           RESTRICTED  SECURITIES
                                                                             STOCK     UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION                   SALARY(2)   ANNUAL BONUS(3)   AWARD(4)     OPTIONS     COMPENSATION(5)
---------------------------------             ----------  ---------------  ----------  -----------  -----------------
Frederick W. Buckman ............       1997  $  635,004                   $  469,848     165,000       $   9,022
  President and Chief                   1996     590,000    $   486,750       498,419                       8,350
  Executive Officer                     1995     570,002         88,500       288,946                       8,218

Richard T. O'Brien ..............       1997  $  287,500                   $  127,530      41,000           7,690
  Senior Vice President                 1996     215,627        135,000       505,557                       7,811
  and Chief Financial                   1995     178,502         17,520        28,313                       7,729
  Officer

John A. Bohling .................       1997  $  285,000                   $  145,429      41,000          10,092
  Senior Vice President                 1996     240,000        144,000       169,292                       7,846
                                        1995     241,000                      103,813                       7,804

Dennis P. Steinberg .............       1997  $  280,002                   $  145,429      41,000           8,010
  Senior Vice President                 1996     220,008        132,000       469,292                       7,817
                                        1995     190,836                      103,813                       7,804

Verl R. Topham ..................       1997  $  277,500                   $  127,530      35,000           8,737
  Senior Vice President                 1996     270,000        162,000       281,190                       7,889
  and General Counsel                   1995     280,000                      103,813                       7,853

------------------------

(1) May include amounts deferred pursuant to the Compensation Reduction Plan, under which key executives and directors may defer, until retirement or a preset future date, receipt of cash compensation to a stock account to be invested in Company Common Stock or to a cash account on which interest is paid at a rate equal to the Moody's Intermediate Corporate Bond Yield for Aa rated Public Utility Bonds.

(2) Base salary for named officers did not increase in 1996. 1995 and 1997 increases in annual compensation include both increases in base salary and lump sum payments that were effective July 1, 1995 and July 1, 1997, respectively. Allocations between a base salary increase and a lump sum payment differed among officers. Accordingly, the amount shown for 1995 may appear greater or less than the base salary for 1996.

(3) Please refer to the Personnel Committee Report on Executive Compensation for a description of the Company's annual executive incentive plans. Incentive amounts are reported for the year in which the related services were performed.

(4) Includes restricted stock grants made in (a) February 1997, 1996 and 1995 pursuant to the Long-Term Plan, (b) March 1996 as special recognition for 1995 performance and (c) August 1996 under the Stock Incentive Plan. In general, restricted stock awards vest over a four-year period from the date of grant, subject to compliance with the stock ownership and other terms of the grant. At December 31, 1997, the aggregate value of all restricted stock holdings, based on the market value of the shares at December 31, 1997, without giving effect to the diminution of value attributed to the restrictions on such stock, and the aggregate number of restricted share holdings of Messrs. Buckman, O'Brien, Steinberg, Bohling and Topham were $1,243,812, $685,680, $723,999, $416,733 and $508,749 and 45,540, 25,105, 26,508, 15,258, and
    18,627, respectively. Regular quarterly dividends are paid on the restricted stock. Participants may defer receipt of restricted stock awards to their stock accounts under the Compensation Reduction Plan.

(5) Amounts shown for 1997 include (a) contributions of $7,500 to the PacifiCorp K Plus Employee Savings and Stock Ownership Plan for each of Messrs. Buckman, O'Brien, Steinberg, Bohling and Topham and (b) $1,522, $190, $510, $2,592 and $1,237 for the portion of premiums on term life insurance policies for Messrs. Buckman, O'Brien, Steinberg, Bohling and Topham, respectively, paid by the Company. These benefits are available to all employees.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                         INDIVIDUAL GRANTS                                 POTENTIAL REALIZABLE VALUE
                                    ---------------------------                             AT ASSUMED ANNUAL RATES
                                     NUMBER OF     % OF TOTAL                                    OF STOCK PRICE
                                    SECURITIES      OPTIONS                                       APPRECIATION
                                    UNDERLYING     GRANTED TO    EXERCISE OR                    FOR OPTION TERM
                                      OPTIONS     EMPLOYEES IN   BASE PRICE   EXPIRATION   --------------------------
NAME                                GRANTED(1)    FISCAL YEAR      ($/SH)        DATE         5%($)         10%($)
----------------------------------  -----------  --------------  -----------  -----------  ------------  ------------
Frederick W. Buckman..............     165,000        10.88%      $   19.75       6/3/07   $  2,049,410  $  5,193,608

Richard T. O'Brien................      41,000         2.70%      $   19.75       6/3/07   $    509,247  $  1,290,533

John A. Bohling...................      41,000         2.70%      $   19.75       6/3/07   $    509,247  $  1,290,533

Dennis P. Steinberg...............      41,000         2.70%      $   19.75       6/3/07   $    509,247  $  1,290,533

Verl R. Topham....................      35,000         2.31%      $   19.75       6/3/07   $    434,723  $  1,101,674

------------------------

(1) All options become exercisable for one-third of the shares covered by the option on each of the first three anniversaries of the grant date. The grant date for each option shown in the table above was June 3, 1997. All options become fully exercisable upon termination of the optionee's employment within two years after a "change in control" of the Company or an "employer disposition," each as defined in the applicable option agreement. A "change in control" generally includes (a) the acquisition by any person of 20% or more of the Company's common stock and (b) the election of a new majority of the Company's directors without the approval of the incumbent directors. An "employer disposition" generally includes a disposition by the Company of all of its equity ownership in the optionee's employer.

                     OPTIONS EXERCISED IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                                                       NUMBER OF
                                                                                      SECURITIES       VALUE OF
                                                                                      UNDERLYING     UNEXERCISED
                                                                                      UNEXERCISED    IN-THE MONEY
                                                                                      OPTIONS AT    OPTIONS AT FY-
                                                                                       FY-END(#)       END (#)
                                                       SHARES ACQUIRED     VALUE     EXERCISABLE/    EXERCISABLE/
NAME                                                   ON EXERCISE(#)   REALIZED($)  UNEXERCISABLE  UNEXERCISABLE
-----------------------------------------------------  ---------------  -----------  -------------  --------------
Frederick W. Buckman.................................        --             --          0/165,000   $  0/1,247,813

Richard T. O'Brien...................................        --             --           0/41,000   $    0/310,063

John A. Bohling......................................        --             --           0/41,000   $    0/310,063

Dennis P. Steinberg..................................        --             --           0/41,000   $    0/310,063

Verl R. Topham.......................................        --             --           0/35,000   $    0/279,813

SEVERANCE ARRANGEMENTS

    The Executive Severance Plan provides severance benefits to certain executive level employees who are designated by the Personnel Committee, in its sole discretion. To qualify for severance benefits, the executive must have separated from employment either (a) as a voluntary termination within 30 days after a material alteration in the eligible executive's assignment or compensation that has a detrimental impact on the eligible executive, as determined by the Company; or (b) in a Company-initiated termination other than for cause. A material alteration in assignment is (a) a material reduction in the scope of duties and responsibilities; and (b) a material reduction in authority; and (c) a new assignment not designed by the chief executive officer of the Company as one with unique strategic importance; and (d) an assignment not reasonably expected to provide a meaningful training opportunity to enhance opportunities for advancement. A material alteration in compensation is a reduction in annualized base salary and target bonus opportunity of at least 15 percent when such change is not the result of a general reduction in executive compensation for reasons unrelated to the executive's assignment. In the 18 month period following a change in control, a material alteration in position occurs in the event of any of the following: (a) a change in reporting relationship to a lower level; or (b) a material reduction in the scope of duties and responsibilities; or (c) a material reduction in authority. For the 24 month period after a change in control, "cause" for termination is defined as gross misconduct, gross negligence or conduct which indicates a reckless disregard for the consequences that has a material adverse effect on the Company or its affiliates. For any other period, "cause" is determined by the Company in its discretion and by the Personnel Committee in the event an executive appeals. The Executive Severance Plan does not apply to terminations for reasons of normal retirement, death or total disability, termination for cause or voluntary termination other than as described above. Executives named in the Summary Compensation Table are eligible for severance payment equal to twice the executive's total cash compensation, three months health insurance benefits, and outplacement benefits. Total cash compensation is defined as annualized base salary, target annual incentive opportunity and annualized auto allowance as in effect on the earlier of a material alteration or termination.

RETIREMENT PLANS

    The Company and most of its subsidiaries have adopted noncontributory defined benefit retirement plans ("Retirement Plans") for their employees (other than employees subject to collective bargaining agreements that do not provide for coverage). Certain executive officers, including the executive officers named in the Summary Compensation Table, are also eligible to participate in the Company's non-qualified Supplemental Executive Retirement Plan ("SERP"). The following description assumes participation in both the Retirement Plans and the SERP. Participants receive benefits at retirement payable for life based on length of service with the Company or its subsidiaries and average pay in the 60 consecutive months of highest pay out of the last 120 months, and pay for this purpose would include salary and bonuses as reflected in the Summary Compensation Table above. Benefits are based on 50% of final average pay plus up to an additional 15% of final average pay depending upon whether the Company meets certain performance goals set for each calendar year by the Personnel Committee. Actuarially equivalent alternative forms of benefits are also available at the participant's election. Retirement benefits are reduced to reflect Social Security benefits as well as certain prior employer retirement benefits. Participants are entitled to receive full benefits upon retirement after age 60 with at least 15 years of service. Participants are also entitled to receive reduced benefits upon early retirement after age 55 and at least five years of participation or after age 50 and at least 15 years of service.

    The following table shows the estimated annual retirement benefit payable upon retirement at age 60 as of January 1, 1998. Amounts in the table reflect payments from the Retirement Plans and the SERP combined.

                   ESTIMATED ANNUAL PENSION AT RETIREMENT(1)

 FINAL AVERAGE                YEARS OF SERVICE(2)
 ANNUAL PAY AT   ----------------------------------------------
RETIREMENT DATE      5           15          25          30
---------------  ----------  ----------  ----------  ----------
 $     200,000   $   36,666  $  130,000  $  130,000  $  130,000
       400,000       73,332     260,000     260,000     260,000
       600,000      109,998     390,000     390,000     390,000
       800,000      146,664     520,000     520,000     520,000
     1,000,000      183,330     650,000     650,000     650,000

------------------------

(1) The benefits shown in the table above assume that the individual will remain in the employ of the Company until retirement at age 60, that the plans will continue in their present form and that the Company achieves its performance goals under the SERP in all years. Amounts shown above do not reflect the Social Security offset.

(2) The number of credited years of service used to compute benefits under the plans for Messrs. Buckman, O'Brien, Steinberg, Bohling and Topham are 4, 14, 19, 30 and 25, respectively.

                                 SECTION 16(A)
                              BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than 10% of the Company's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Based solely on reports and other information submitted by executive officers and directors, the Company believes that during the year ended December 31, 1997, each of its executive officers, directors and persons who own more than 10% of the Company's Common Stock filed all reports required by Section 16(a), except that reports for William C. Brauer, Paul G. Lorenzini, Michael J. Pittman and Verl R. Topham were filed late due to a clerical error in February 1997.

                                 ANNUAL REPORT

    The Company's Annual Report for the year 1997 is being mailed to shareholders with this proxy statement.

                     METHOD AND COST OF SOLICITING PROXIES

    The cost of the solicitation of proxies will be paid by the Company. In addition to solicitation by mail, employees of the Company may request the return of proxies personally, by telephone or telegraph. The Company will, on request, reimburse brokers and other persons holding shares for the benefit of others for their expenses in forwarding proxies and accompanying material and in obtaining authorization from beneficial owners of the Company's stock to execute proxies. In addition, the Company has retained Georgeson & Company, Inc. to aid in the solicitation at a fee not to exceed $18,000 plus expenses.

                                 OTHER MATTERS

    SHAREHOLDER PROPOSALS TO BE INCLUDED IN THE COMPANY'S PROXY STATEMENT. A shareholder proposal to be considered for inclusion in proxy material for the Company's 1999 Annual Meeting must be received by the Company not later than December 1, 1998.

    SHAREHOLDER PROPOSALS NOT IN THE COMPANY'S PROXY STATEMENT. Shareholders wishing to present proposals for action at this annual meeting or at another shareholders' meeting must do so in accordance with the Company's Bylaws. A shareholder must give timely notice of the proposed business to the Secretary. To be timely, a shareholder's notice must be in writing, delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting; provided, however, that if less than 70 days' notice or prior public disclosure of the date of the meeting is given or made, notice by the shareholder, to be timely, must be received no later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the meeting was mailed or such public disclosure was made. For each matter the shareholder proposes to bring before the meeting, the notice to the Secretary must include (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and address of the shareholder proposing such business, (iii) the class and number of shares of the Company which are beneficially owned by the shareholder and (iv) any material interest of the shareholder in such business. If the shareholder is not a shareholder of record at the time of giving the notice, the notice must be accompanied by appropriate documentation of the shareholder's claim of beneficial ownership. The officer presiding at the meeting may, if in the officer's opinion the facts warrant, determine that business was not properly brought before the meeting in accordance with the Company's Bylaws. If such officer does so, such officer shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

    SHAREHOLDER NOMINATIONS FOR DIRECTORS. Shareholders wishing to directly nominate candidates for election to the Board of Directors must do so in accordance with the Company's Bylaws by giving timely notice in writing to the Secretary as defined above. The notice shall set forth (a) as to each person whom the shareholder proposes to nominate (i) all information relating to such person that is required to be disclosed in proxy solicitations pursuant to Regulation 14A under the Exchange Act and (ii) the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected and (b) as to the shareholder giving the notice (i) the name and address of such shareholder and (ii) the class and number of shares of the Company which are beneficially owned by such shareholder. If the shareholder is not a shareholder of record at the time of giving the notice, the notice must be accompanied by appropriate documentation of the shareholder's claim of beneficial ownership. No person shall be eligible to serve as a director of the Company unless nominated in accordance with the procedures set forth in the Bylaws. The officer presiding at the meeting may, if in the officer's opinion the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by the Bylaws. If such officer does so, such officer shall so declare to the meeting and the defective nomination shall be disregarded.

    OTHER BUSINESS. While the Notice of Annual Meeting of Shareholders provides for the transaction of such other business as may properly come before the meeting, the Board of Directors has no knowledge of any other matters to be presented at the meeting other than a proposal which may be submitted by a shareholder owning five shares of the Common Stock of the Company. This proposal, which has been omitted from this proxy statement because it does not comply with the rules of the Securities and Exchange Commission, would require the Company to (a) sell all of its stock holdings in The Energy Group plc ("TEG"), (b) withdraw the Company's tender offer to acquire TEG, and (c) provide a public report detailing, among other things, greenhouse gas emissions from the Company's products, actions proposed by the Company to reduce greenhouse emissions and the financial exposure of the Company for damages from climate change. If this proposal or any other business should properly come before the

Annual Meeting, the shares represented by the proxies solicited hereby may be discretionarily voted on such business in accordance with the judgment of the persons named in the proxy card to the extent allowed by the rules of the Securities and Exchange Commission, unless otherwise indicated on the proxy card. The persons named in the proxy card intend to vote against the proposal noted above pursuant to this discretionary authority.

    Whether or not you expect to be present at the meeting, please sign the accompanying form of proxy and return it promptly in the enclosed stamped return envelope.

                                          By Order of the Board of Directors

                                          Sally A. Nofziger
                                          VICE PRESIDENT AND CORPORATE SECRETARY

PacifiCorp                                                            Proxy

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
           FOR THE ANNUAL MEETING OF SHAREHOLDERS ON MAY 13, 1998

     The undersigned hereby appoints Frederick W. Buckman, C. Todd Conover and Keith R. McKennon and each of them, proxies with power of substitution, to vote in behalf of the undersigned at the Annual Meeting of Shareholders of PacifiCorp on May 13, 1998, and at any adjournment thereof, all shares of the undersigned in PacifiCorp. The shares represented by this proxy will be voted in accordance with instructions, if given. If no instructions are given, they will be voted for the directors and the auditor. The proxies may vote in their discretion as to other matters that may come before the meeting.*

Item 1.   Election of Directors
          Nominees:   Class II     Kathryn A. Braun, Robert G. Miller,
                                   Alan K. Simpson, Verl R. Topham

          ____ FOR (to withhold your vote for a particular nominee, mark the "FOR ALL EXCEPT" box and strike a line through the nominee's name in the list above)

          ____ WITHHOLD

          ____ FOR ALL EXCEPT

Item 2.   Approval of Deloitte & Touche LLP as Auditor
          FOR ___   AGAINST ___   ABSTAIN ___

(The Board of Directors recommends a vote FOR Items 1 and 2.)

*PACORP, as custodian under the Company's Dividend Reinvestment and Stock Purchase Plan, Bankers Trust Company of California, as trustee under the Company's K Plus Employee Savings and Stock Ownership Plan and Trust, are instructed to execute a proxy, with identical instructions, for any shares held for my benefit.

            PLEASE SIGN ON OTHER SIDE AND RETURN PROMPTLY

                      (Continued from other side)

      Receipt is acknowledged of the notice and proxy statement relating to this meeting.


Signature                   Date          Signature if held jointly         Date



IMPORTANT:     Please sign exactly as name appears above.  Joint owners
should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

To facilitate meeting arrangements, please indicate number of persons in your party planning to attend. _____